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                                                                    Exhibit 10.3

            [THE MAYOR'S OFFICE OF ECONOMIC DEVELOPMENT LETTERHEAD]




DECEMBER 17, 1999

President
AuGRID of Nevada, Inc.
140 Public Square
The Park Building, Suite 208
Cleveland, OH 44114



SUBJECT:    LETTER OF UNDERSTANDING
            ASCOT INDUSTRIAL PARK

Dear Sir:

I am pleased that AuGRID of Nevada, Inc. is considering a locatio within the City of Akron's Ascot Industrial Park for its new industrial facility. Your business would be a welcome addition to our community and industrial park.

The following proposal outlines conditions under which the City would offer a parcel to the AuGRID Corporation for a new industrial development. If acceptable, this letter would form the basis for a Development Agreement between the City of Akron (City) and AuGRID of Nevada, Inc. (Company).

1. LAND: The subject parcel consists of 5 acres (approx.) and is located in the Ascot Industrial Park (see attached drawing). A survey drawing, establishing exact site dimensions, will be prepared by the City. Please note that if the Company's master development plan indicates that additional land will be needed to accommodate future expansions, the City is receptive to holding an adjacent reserve parcel for sale under terms identical to those for the initial parcel as described below.


2. LAND COST: The 5 acre development parcel and an additional 5 acre reserved parcel are available for sale at $18,000 per acre, subject to an approved plan. This price can be reduced to $9,000 per acre if the Company will commit to using its best efforts to achieve an employment level of at least 20 employees per acre at this location within 3 years of completion.

3. LAND CONVEYANCE: The City can convey the land either in fee simple or through an unsubordinated capitalized lease for up to 20 years, at an annual interest rate of 2% below the prime lending rate, fixed at time of closing. The property would be transferred to you in fee simple for $1.00 at the end of the term. The lease
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AuGRID of Nevada, Inc.
December 17, 1999
Page 2

         agreement would grant you the right to purchase at any time after completion of the Phase I improvement for the unpaid principal balance. Please indicate your preferred conveyance arrangement when you return this executed letter.

4. COMPANY GUARANTEE: A good faith deposit of 10% of the purchase price must be received by the City prior to submittal of the Development Agreement to the Planning Commission. Alternatively, a Letter of Credit in that amount can be provided. Upon completion of the Phase I construction according to the terms of the Development Agreement and approved plans, the City will release the deposit or Letter of Credit.

5. PLAN SUBMITTAL: A set of building and site plans including site layout of all anticipated construction phases, Phase I building elevations parking, landscaping, and signage are required for review by the Urban Design and Historic Preservation Commission. A copy of the commission schedule will be provided shortly.

6. APPROVAL: The Development Agreement is subject to the approval of the City Planning Commission and the Akron City Council. A copy of the Planning Commission schedule is attached.

7. PAYMENT IN LIEU OF TAXES: The Development Agreement will contain provisions for the City to collect payments in lieu of taxes (PILOT) in order to offset land cost and other site-related public improvements. The PILOT will be the equivalent of the real property taxes on the improvements to the property, had those improvements not been exempted from taxation.

8. PERSONAL PROPERTY TAX ABATEMENT: The Company may choose to seek a partial abatement of personal property taxes on eligible personal property associated with this project, as the project is included within the City of Akron's State Enterprise Zone. The City will cooperate in assisting the Company in its application for the abatement program.

9. STATE MACHINERY AND EQUIPMENT TAX CREDIT: The City will assist the Company in its application to the State of Ohio for a 13.5 percent tax credit on eligible new manufacturing machinery and equipment.

10. STATE JOB CREATION TAX CREDIT: The City will assist the Company in its application to the State for a corporate franchise / income tax credit under the Job Creation Tax Credit Program.

11. EVIDENCE OF FINANCING: Submission to the City of evidence of financing to complete the Phase I construction is needed from the Company prior to execution of the Development Agreement by the City.
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AuGRID of Nevada, Inc.
December 17, 1999
Page 3


12. CONSTRUCTION REQUIREMENTS: Phase I construction by the Company shall consist of an industrial building of a minimum of 40,000 sq. ft. Construction must be initiated within two months of execution of the Development Agreement by the City of Akron and completed within twelve months. The Developer agrees to use his best effort to complete a Phase II expansion of at a second industrial building of at least 40,000 square feet building on the site within 5 years.

13. EMPLOYMENT: Upon opening of Phase I, a minimum of 35 jobs are to be transferred to or created at this facility. The Company commits that within 3 years, at least 50 employees will be based in the Phase I facility. The Company agrees to base at least 50 jobs in a Phase II facility upon opening.

14. PRELIMINARY PLANNING ANALYSIS: The Company shall conduct preliminary analysis, including soil borings and testing to determine the suitability of the site for the proposed construction. The City will grant this access by license agreement prior to conveyance of the site.

15. TEMPORARY ACCESS/UTILITIES: The City agrees to construct a temporary access drive from West Bath Road and to extend sanitary sewer service to the site at City expense. The 16-inch diameter existing water main in the West Bath Road right-of-way may be utilized for water service and storm water management can be accommodated on site. The Company agrees to connect to permanent access and public utilities at its expense, when they are provided to the property line as Ascot Parkway is extended by the City.

16. MINERAL RIGHTS: The City shall reserve all mineral rights including, but not limited to gas and oil, as well as the right to include the parcel within any City drilling unit. Any facilities related to the extraction or transportation of minerals will be situated in a manner so as not to adversely impact the Company's business operations.

17. EASEMENTS: The City will reserve a 10 foot wide perimeter easement for installation and maintenance of gas or oil pipelines associated with any future removal of undergound mineral resources. The easement will prohibit construction of a building or other structures within the easement area. Landscaping and pavement of driveways and parking areas are permitted.

18. REAL ESTATE BROKER: The City acknowledges that Robert C. Meeker has acted a real estate broker on behalf of the City. The City hereby agrees to remit a commission of 10 percent of the land purchase price to Robert C. Meeker upon closing of this transaction.

These represent the basic conditions under which the City and AuGRID of Nevada, Inc. would proceed with a development in Ascot Industrial Park. The City requests a signature below to serve as a mutual understanding concerning these conditions. Upon your return of this signed letter, the Development Agreement will be prepared as outlined above. In
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AuGRID of Nevada, Inc.
December 17, 1999
Page 4

the event that this letter has not been executed and returned to this office within 30 days, the above offer will be withdrawn.

The City of Akron would welcome your corporate decision to locate a new facility in the Ascot Industrial Park. Please feel free to contact me should you have any questions or need further information.

Sincerely.


/s/ James W. Phelps

James W. Phelps, Deputy Mayor
Economic Development


APPROVAL BY:

AuGRID of Nevada, Inc.


/s/ M. J. Shaheed                12-17-99
------------------------       -----------
        President                 Date


cc: Blakemore, Meeker & Bowler, Attn: B. Meeker
    M. Albrecht, D. Lietz